CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Jessica Greenberger
(212) 850-5600

FOR IMMEDIATE RELEASE

Interface Announces Expiration of Tender Offer

           Atlanta, Georgia, December 3, 2010 – Interface, Inc. (NASDAQ: IFSIA) (the “Company”) today announced that its tender offer to purchase any and all of its outstanding 11.375% Senior Secured Notes due 2013 (CUSIP No. 458665AN6) (the “11.375% Notes”) and 9.5% Senior Subordinated Notes Due 2014 (CUSIP No. 458665AJ5) (the “9.50% Notes”; and together with the 11.375% Notes, the “Notes”) expired at 11:59 P.M., Eastern Time, on December 2, 2010.

A total of $141,857,000 in aggregate principal amount, or 94.57%, of the outstanding 11.375% Notes and $98,523,000 in aggregate principal amount, or 89.57%, of the outstanding 9.50% Notes were tendered.  The Company accepted and paid for all of the tendered Notes for an aggregate price that, together with accrued interest and early tender payments, was approximately $280.6 million.  The Company funded the purchases with the net proceeds of its private offering of $275 million in aggregate principal amount of its new 7 5/8% Senior Notes due 2018, which closed today, and cash on hand.  There remains outstanding $8,143,000 in aggregate principal amount of the 11.375% Notes and $11,477,000 in aggregate principal amount of the 9.50% Notes.

           Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC served as Dealer Managers for the tender offer.

This press release does not constitute an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents with respect to, any Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

           Interface, Inc. is the world's largest manufacturer of modular carpet, which it markets under the InterfaceFLOR®, FLOR®, Heuga® and Bentley Prince Street® brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

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